U.S. Gold Corp. Enters into ATM Agreement

Elko, Nevada, November 2, 2018 – U.S. Gold Corp. (NASDAQ: USAU) (“U.S. Gold” or the “Company”) today announced that, it has entered into an At-the-Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”) as sales manager. Under the terms of the ATM Agreement, the Company will be entitled to sell, at its sole discretion and from time to time as it may choose, common shares in the capital of the Company (“Shares”) through Wainwright, with such sales having an aggregate gross sales value of up to US$1.0 million (the “Offering”). The ATM Agreement will remain in full force and effect until the earlier of July 31, 2019, or the date that the ATM Agreement is terminated in accordance with the terms therein.

Sales of Shares, if any, will be made through distributions directly on the NASDAQ or other established United States trading market. The Shares will be distributed at the market prices prevailing at the time of sale. As a result, prices of Shares sold under the Offering, if any, may vary between purchasers and distributions.

The Offering will be made by way of a prospectus supplement dated November 2, 2018 (the “Prospectus Supplement”) to the base prospectus contained in the Company’s existing U.S. shelf registration statement on Form S-3 (File No. 333-217860) (the “Registration Statement”), which became effective May 16, 2017. The Prospectus Supplement and the base prospectus have been filed with the United States Securities and Exchange Commission (the “SEC”) and is, together with the related Registration Statement, available on the SEC’s website at www.sec.gov. Alternatively, Wainwright will provide copies of these documents upon request by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 4th Floor, New York, NY 10022 at atm@bcwco.com.

The Company believes that its existing working capital, coupled with potential future sources of non-dilutive financing will be sufficient to cover its fixed costs and project activities. This ATM Agreement is a low-cost means of providing additional balance sheet flexibility; however, the Company is under no obligation to exercise its right to sell Shares under the ATM Agreement. If market conditions improve significantly and Shares are sold, U.S. Gold intends to use the net proceeds for general corporate and working capital purposes.

The Company will pay Wainwright a commission equal to 3.0% of the gross sales price from sales, if any, of the Shares sold under the Offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, done by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada, identified and consolidated by Dave Mathewson. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements, including statements related to the potential increase of the overall metal endowment of the project and use of updated digital exploration model to assist in identifying deposit extensions and high-grade target zones. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: whether or not U.S. Gold Corp. will be able to raise capital through this offering or consummate this offering, the satisfaction of customary closing conditions, prevailing market conditions, the anticipated use of proceeds from the offering and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and other risk factors can be found in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

Cautionary Note to U.S. Investors Concerning Mineral Resources

We may use certain terms on this press release, which are defined in Canadian Institute of Metallurgy guidelines, the guidelines widely followed to comply with Canadian National Instrument 43-101-- Standards of Disclosure for Mineral Projects (“NI 43-101”). We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the “SEC”). However, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. Note that a preliminary economic assessment is preliminary in nature, and it includes Inferred mineral resources that are considered too speculative geologically to have the economic considerations applied that would enable them to be classified as mineral reserves, and there is no certainty that the preliminary assessment will be realized.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold